Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dice Inc. of our report dated February 7, 2001 relating to the financial statements and financial statement schedule of Dice Inc. (previously Earthweb Inc.), which appears in Dice Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 29, 2002